Exhibit 3.9

Limited Liability Company Agreement of

Arch Capital Finance LLC

This Limited Liability Company Agreement (“Agreement”) of Arch Capital Finance LLC (the “Company”), effective as of November 3, 2016 (the “Effective Date”), is entered into by Arch U.S. MI Holdings Inc., as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on November 3, 2016, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The name of the Company is Arch Capital Finance LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 360 Hamilton Avenue, Suite 600, White Plains, New York 10601, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Initial Member. The Member owns 100% of the membership interests in the Company. The name and the mailing address of the Member are as follows:

Arch U.S. MI Holdings Inc., PMI Plaza, 3003 Oak Road, Walnut Creek, CA 94597

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Board of Managers. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural persons (each such person, a “Manager”) who shall be appointed in accordance with the provisions of this Section 5.  The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. The Member may remove the Managers and/or elect successor or additional Managers at its pleasure and discretion. The Board shall initially be comprised of Constantine Iordanou (Chairman), Marc Grandisson, Mark Lyons and David McElroy.

(b) Election of Officers; Delegation of Authority. The Member or Board may, from time to time, designate one or more officers with such titles as may be designated by the Member or Board to act in the name of the Company with such authority as may be delegated to such officers by the Member or Board (each such designated person, an “Officer”). Any individual may hold two or more offices of the Company. Any such Officer shall act pursuant to such delegated authority until his successor is designated by the Member or Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Member or Board.  Any Officer may be removed by the Member or Board. A vacancy in office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Member or Board. Any action taken by an Officer designated by the Member or Board pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

(c) Action by Written Consent of the Board.  Notwithstanding anything herein to the contrary, any action of the Board may be taken without a meeting if a written consent of a majority of the Managers on the Board shall approve such action.

6. Liability of Member, Managers and Officers; Indemnification.

(a) Liability of Member, Managers and Officers. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer or participating in the management of the Company.

(b) Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts), any Manager or any Officer, as the case may be, shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Member, any Manager or any Officer relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member, any Manager or any Officer on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member, any Manager or any Officer nor any other person shall have any personal liability on account thereof.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company's existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.
ARCH U.S. MI HOLDINGS INC., Member
By: /s/ David Gansberg Name: David Gansberg Title: President and CEO